                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934



Filed by the Registrant X

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6
     (e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant Under Rule 14a-12

                            The Netplex Group, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

 X   No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                            THE NETPLEX GROUP, INC.
                    1800 ROBERT FULTON DRIVE, SECOND FLOOR
                         RESTON, VIRGINIA  20191-9992
                                  ___________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          to be held on June 30, 2000
                                  ___________

To The Shareholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of THE NETPLEX GROUP, INC., a New York corporation ("Netplex" or the "Company"), will be held at the Executive Conference Center, Conference Room 3, 8201 Greensboro Drive, McLean, Virginia 22102, on June 30, 2000, at 10:00 a.m., local time, for the following purposes:

          1. To elect two (2) members of the Board of Directors to serve for three year terms or until their successors have been duly elected and qualified.


          2. To approve an amendment to the Certificate of Incorporation of the Company, as previously amended (the "Certificate of Incorporation"), to increase the number of authorized shares of common stock of the Company, par value $.001 per share (the "Common Stock") from 40,000,000 shares to 100,000,000 shares.

          3. To ratify the selection of Grant Thornton LLP as the Company's auditors for the year ending December 31, 1999 and to approve the selection of Grant Thornton LLP as the Company's auditors for the year ending December 31, 2000.

          4. To approve the issuance of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock and related warrants.

          5. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

          The Board of Directors has fixed the close of business on May 12, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Only shareholders of record on the stock transfer books of Netplex at the close of business on that date are entitled to notice and to vote at the Meeting.

                              By Order of the Board of Directors


                                    ROBERT M. SKELTON
                                    Secretary

Dated: June 4, 2000

            WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING
              YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE
               ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED,
                      WHICH REQUIRES NO POSTAGE IF MAILED
                             IN THE UNITED STATES.
                            THE NETPLEX GROUP, INC.
                    1800 ROBERT FULTON DRIVE, SECOND FLOOR
                          RESTON, VIRGINIA 20191-9992

                                  ___________

                                PROXY STATEMENT
                                      FOR
                      2000 ANNUAL MEETING OF SHAREHOLDERS
                                 June 30, 2000

                                  ___________


                                 INTRODUCTION

     This Proxy Statement is being furnished to shareholders by the Board of Directors of The Netplex Group, Inc., a New York corporation (the "Company"), in connection with the solicitation of proxies for use at the 2000 Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the Executive Conference Center, Conference Room 3, 8201 Greensboro Drive, McLean, Virginia 22102, on June 30, 2000, at 10:00 a.m., local time, or at any adjournments thereof.


     The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to shareholders is June 7, 2000.

                       RECORD DATE AND VOTING SECURITIES


     Only shareholders of record at the close of business on May 12, 2000, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof. As of the close of business on the Record Date, there were outstanding 17,970,687 shares of the Company's common stock, $.001 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                               VOTING OF PROXIES

     Shares of Common Stock represented by a proxy which is properly executed, duly returned and not revoked (a "Proxy") will be voted in accordance with the instructions contained therein. If no instruction is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) For the election as Directors of the persons who have been nominated by the Board of Directors to serve for three year terms as set forth in Proposal I and until their successors have been duly elected and qualified, (ii) For approval of the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 shares to 100,000,000 shares, (iii) For ratification of Grant Thornton LLP as the Company's auditors for the year ending December 31, 1999, and for approval and ratification of Grant Thornton LLP as the Company's auditors for the year ending December 31, 2000, (iv) For the issuance of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock (as defined in Proposal IV below) and related warrants, and (v) at the discretion of the person or persons voting the Proxy with respect to any other matter that may properly be brought before the Meeting. The execution of a Proxy will in no way affect a shareholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a shareholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented at the Meeting, or if the shareholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made personally or by telephone, or telegraph by officers, directors and employees of the Company. The Company will, upon request, reimburse banks, brokerage firms and other custodians for their reasonable expenses in sending soliciting material to the beneficial owners of shares of Common Stock.

                              SECURITY OWNERSHIP

The following table sets forth information concerning ownership of the Company's Common Stock, as of March 31, 2000, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each nominee for Director, each executive officer, and by all directors and executive officers of the Company as a group.


       Name of Beneficial Owner                Number of Shares of Common Stock
                                                     Beneficially Owned (1)

                                                  Number                Percent
                                                  ------                -------
Gene Zaino                                     1,938,350(2)              10.9%
The Netplex Group, Inc.
1800 Robert Fulton Drive, Second Floor
Reston, Virginia 20191

Kern Capital Management, LLC                   1,390,2000                 7.8%
114 West 47/th/ Street, Suite 1926
New York, NY 10036

       Name of Beneficial Owner                Number of Shares of Common Stock
                                                     Beneficially Owned (1)

                                                  Number                Percent
                                                  ------                -------
Waterside Capital Corporation                    956,264(3)               5.4%
300 East Main Street
Suite 1380
Norfolk, VA 23510

Pamela Fredette                                  100,000(4)                *
Robert Skelton                                    77,047(5)                *
Richard Goldstein                                 30,000(6)                *
Steve Hanau                                       15,000(6)                *
J. Alan Lindauer                                  12,500(7)                *
Walton E. Bell, III                               61,666(8)                *
All directors and                              2,234,578(9)              12.5%
  Executive officers as a
  Group (7 persons)


---------------------

*   Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and, unless otherwise indicated, includes sole voting and investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the outstanding Common Stock beneficially owned by the person holding such options or warrants but are not deemed outstanding for computing the percentage beneficially owned by any other person. Based solely on a review of Schedules 13G and 13D that have been filed and delivered to the Company, the Company is not aware of any 5% beneficial holders of its Common Stock, other than the persons specified in the table above.
(2) Includes 673,420 shares of Common Stock, subject to currently exercisable options and warrants.
(3) Consists of 656,264 shares that would result from the conversion of the Company's Class C Convertible Preferred Stock and 300,000 Common Stock purchase warrants.
(4) Holds options to purchase 365,000 shares of Common Stock, of which 100,000 are currently exercisable.
(5) Includes 75,000 shares of Common Stock subject to currently exercisable options.
(6) Consists of 15,000 shares of Common Stock subject to currently exercisable options.
(7) Consists of 7,500 shares of Common Stock subject to currently exercisable options and 5,000 shares of Common Stock owned.
(8) Holds options to purchase 110,000 shares of Common Stock, of which 36,666 are currently exercisable and 25,000 options that are exercisable within 60 days.
(9) Includes 947,586 shares of Common Stock subject to currently exercisable options and warrants.

Executive Officers

The following table sets forth the names and ages of all executive officers, the positions and offices with the Company held by each executive officer and the period served:


Name                      Age    Title                            Period Served
----                      ---    -----                            -------------
Gene Zaino                42     Chief Executive Officer          1995 - present
                                 and Chairman

Pamela Fredette           48     President                        1999 - present

Robert M. Skelton         38     Vice President - Corporate       1996 - present
                                 Development, General
                                 Counsel and Secretary

Walton E. Bell, III       58     Chief Financial Officer and      1998 - present
                                 Treasurer

Information concerning Ms. Fredette is provided under "Proposal I - Election of Two (2) Members of the Board of Directors to Serve for Three Year Terms and Until Their Successors Have Been Duly Elected and Qualified."

Gene Zaino has been a director of the Company since August 1995 and became its Chief Executive Officer and Chairman upon completion of the merger with Netplex in June 1996. From November 1995 through the completion of the merger, Mr. Zaino functioned in the capacity of Chief Executive Officer. Mr. Zaino started his career at KPMG L.L.P. in 1980. He was a founding principal of a subsidiary of Evernet Systems, Inc., which was acquired by Control Data Systems, Inc. in 1993. In January 1994, Mr. Zaino developed the business plan that led to the formation of Netplex. Mr. Zaino is a graduate of the University of Pennsylvania's Wharton School of Business and is a Certified Public Accountant.

Robert M. Skelton joined the Company as its Vice President of Human Resources and General Counsel in September 1996 and became its Secretary in November 1996. From November 1990 to June 1996, Mr. Skelton served in similar capacities for Central Atlantic Toyota Distributors, Inc. and Quality Port Processors, Inc., subsidiaries of Toyota Motor Sales, USA. From July 1986 through October 1990, Mr. Skelton was an attorney with the law firm of Webster, Chamberlain & Bean in Washington D.C. Mr. Skelton holds a Bachelor of Arts in Political Science and Modern Language from Union College and a Juris Doctor from George Washington University. Mr. Skelton is an attorney and a member of the District of Columbia, Maryland, and Virginia Bars.

Walton E. Bell, III joined the Company in June 1998 as its Chief Financial Officer and became its Treasurer in August 1998. Prior thereto, he was the Chief Financial Officer of Boat US from 1995 to 1998. Prior thereto, Mr. Bell was the Chief Financial Officer of A.J. Dwoskin & Associates, Inc. from 1993 to 1995. From 1987 to 1993, Mr. Bell was the Chief Executive Officer of Sector Technology, Inc. Mr. Bell also spent 22 years with Arthur Andersen (from 1966 to
1987) achieving partner status and establishing a microcomputer-consulting group. Mr. Bell holds a Bachelor of Science Degree in Accounting from Abilene Christian College in Abilene, Texas, and is a Certified Public Accountant.

Certain Related Transactions

In January 1997 the Company loaned $150,000 to Mr. Zaino, its chief executive officer, for relocation expenses. The loan bears interest at 8% per annum. The note and accrued interest were paid in January 2000.

In April 2000 the Company loaned $120,000 to Mr. Skelton, its Secretary and General Counsel. The loan bears an interest rate of 6.6% per annum. One-half of the principal amount must be repaid by December 31, 2000, and the balance by December 31, 2001.

Mr. Lindauer, is a director of the Company and the President, Chief Executive Officer and Director of Waterside Capital Corporation ("WTC"), the holder of the Company's Class C preferred shares. On January 28, 1999, WTC lent the Company $800,000 under a subordinated note. On December 15, 1999 the subordinated note was exchanged for an increase in the number of shares that the Company's Class C Convertible Preferred Stock is convertible into.

The Company paid $45,064 in 1999, $23,756 in 1998 and $28,800 in 1997 for
accounting,
tax and consulting services to an accounting firm, in which Mr. Goldstein, a director of the Company, is a partner.

Committees

     The Company has the following standing committees: an Audit Committee, a Compensation Committee and a Stock Option Committee. The Company does not have a Nominating Committee. The functions normally performed by a Nominating Committee are performed by the Board of Directors. The Board will not consider nominations from security holders. The Audit Committee is comprised of Richard Goldstein and
J. Alan Lindauer and is charged with reviewing the Company's annual audit and meeting with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, which is comprised of Richard Goldstein and Steven Hanau, recommends to the Board of Directors compensation for the Company's Chief Executive Officer and other executive officers. The Stock Option Committee administers the Company's 1992 Incentive and Nonqualified Stock Option Plan, and its 1995 Stock Option Plan for Consultants. The members of the Stock Option Committee are Steven Hanau and Richard Goldstein. Messrs. Hanau, Goldstein and Lindauer are independent directors.

     During the fiscal year ended December 31, 1999, the Board of Directors, the Compensation Committee, the Stock Option Committee and the Audit Committee each held four meetings. Each of the directors attended no less than 75% of the meetings of the Board of Directors and each committee to which such director was assigned. From time to time, the Board acted by unanimous written consent pursuant to the laws of the State of New York.

Compensation of Directors and Executive Officers

     Members of the Board of Directors are not paid to attend meetings; however, each member receives 15,000 options to purchase the Common Stock when the member is first elected to the Board. Beginning in 1999, each member who serves for more than two years will receive an additional 10,000 options for each year of service beyond two years. To date, options to purchase 120,000 shares at exercise prices ranging from $1.06 to $3.56 per share have been granted to Directors. In February 2000, each outside director received a bonus of $10,000.

     The following table sets forth, for the fiscal years indicated, all compensation the Company paid to Gene Zaino, Chief Executive Officer; Pamela Fredette, President; Robert M. Skelton, Vice President - Corporate Development, General Counsel and Secretary; and Walton Bell III, Chief Financial Officer. The Company had no other executive officers, whose salary and bonus exceeded $100,000 for the year ended December 31, 1999.

Summary Compensation Table

                                                               Long-Term
                                                             Compensation
                                        Annual                  Awards
                                                                ------
                                     Compensation
                                                              Securities
                                  Fiscal                      Underlying       All Other
Name and Principal Position        Year     Salary($)         Options(#)    Compensation($)
---------------------------        ----     ---------         ----------    ---------------
Gene Zaino, Chief Executive         1999     $744,537            7,500            $13,000
 Officer(1)
                                    1998     $140,747                             $15,000
                                    1997     $130,000          600,000 (3)        $ 4,563
Pamela Fredette, President (2)      1999     $119,683          365,000            $   704
Robert Skelton, Secretary           1999     $119,990                             $ 3,000
                                    1998     $101,988           15,000            $11,000
                                    1997     $100,000           70,000 (3)        $ 2,903
Walton Bell III, Chief              1999     $112,000          110,000
 Financial Officer

------------------------
(1) Mr. Zaino is employed under an employment agreement pursuant to which as of January 1, 2000, he is paid a base salary of $275,000. As of January 1, 1999, Mr. Zaino received a base salary of $163,000, and effective upon signing of his employment agreement, as of June 7, 1999, he received a base salary of $225,000. See "Executive Compensation of Directors and Executive Officers -- Employment and Related Agreements." Mr. Zaino received a bonus approved by the Board in January 2000 of $545,902, the net proceeds of which were used to repay the loan from the Company. The bonus was accrued in 1999.

(2) Ms. Fredette is employed under an employment agreement pursuant to which she is paid a base salary of $225,000. See "Executive Compensation of Directors and Executive Officers -- Employment and Related Agreements." Ms. Fredette received a bonus of $50,000 in January 2000, which was accrued in 1999.

(3) Options to purchase 600,000 shares, issued to Mr. Zaino in 1995 under the Company's 1992 Incentive and Nonqualified Stock Option Plan ("the Plan"), were canceled in December 1997 and replaced by options to purchase 600,000 shares at a lower exercise price. None of Mr. Zaino's options have been exercised and 600,000 are vested as of December 31, 1999. Options to purchase 70,000 shares granted to Mr. Skelton in 1996 and 1997 under the Plan were canceled in December 1997 and replaced by options to purchase 70,000 shares at a lower exercise price. None of Mr. Skelton's options have been exercised and 70,000 shares are vested as of December 31, 1999.

Aggregated Option Exercises and Fiscal Year-end Option Values


                            Number of Securities
                                 Underlying                 Value of Unexercised In-The-Money
                           Unexercised Options at                      Options at
                            December 31, 1999(1)                 December 31, 1999($)(1)
                            --------------------                 -----------------------
        Name             Exercisable/Unexercisable             Exercisable/Unexercisable
        ----             -------------------------             -------------------------
Gene Zaino               615,000            7,500           $6,209,550          $   62,100
Pamela Fredette           25,000          340,000           $  203,250          $3,138,350
Robert Skelton            70,000           15,000           $  711,200          $  149,700
Walton E. Bell III        33,333           76,667           $  326,184          $  752,178

______________
(1) At December 31, 1999 the closing price of the Company's Common Stock on the Nasdaq SmallCap Market was $11.13.


Employment and Related Agreements


     Mr. Zaino is employed under an employment agreement through June 2002 pursuant to which he is currently paid a base salary of $275,000 per annum. Mr. Zaino is also entitled to receive an annual bonus based on the financial and operating performance of the Company. The Board approved and determined to grant Mr. Zaino additional compensation in the form of annual cash incentive compensation. In January 2000, Mr. Zaino received annual cash incentive compensation of $545,902. This bonus was accrued in 1999. In addition, pursuant to his employment agreement, Mr. Zaino may also receive an annual bonus at the sole discretion of the Board, based upon the financial and operating performance of the Company, which shall not exceed 60% of base salary.

     The Company has and is the beneficiary under a key-person life insurance policy for $2 million on Mr. Zaino.

     Ms. Fredette is employed under an employment agreement through May 2002 pursuant to which she is currently paid a base salary of $225,000 per annum.
Ms. Fredette is also entitled to receive an annual bonus based on the financial and operating performance of the Company. In addition, pursuant to her employment agreement, Ms. Fredette may also receive an annual bonus at the sole discretion of the Board.

     The Company has and is the beneficiary under a key-person life insurance policy for $1 million on Ms. Fredette.

Report Of The Compensation Committee

     Overall Policy

     The Board of Directors of the Company establishes the overall goals and objectives of the Company and the policies to be followed in pursuing those goals and objectives, including the selection of necessary key management personnel, and auditing the performance of those personnel. The major responsibility for assisting in satisfying the compensatory aspect of the overall supervisory duty of the Board rests with the Compensation Committee. The membership of the Compensation Committee (collectively the "Committee") is composed of independent non-employee directors who do not participate in any executive compensation plan. In order to achieve the overall goals and objectives of the Company, and recognizing the interest of the shareholders in that achievement, the Committee has developed and maintains an executive compensation policy based on a philosophy that links executive compensation to individual and corporate performance, and return to shareholders. This policy enables the Company to attract and retain highly motivated executive personnel of outstanding ability and initiative, and creates an identity of interests between executives and the Company's shareholders. The Company's executive compensation plan consists of basic cash compensation, the opportunity for annual cash incentive compensation, based on individual and corporate performance, and continuing stock-based compensation, geared to corporate performance. The Committee administers the Company's cash incentive compensation policy and also comprises the Company's Stock Option Committee, which administers the provisions of the stock-based compensation plan. The Committee takes various factors into consideration when establishing and reviewing executive compensation. There follows an explanation of general principles governing basic cash compensation, annual cash incentive compensation, stock-based incentive compensation and the factors considered in establishing basic cash compensation for 1999.

     Basic Cash Compensation

     The Committee, in determining basic cash compensation of the executive officers of the Company, considers corporate profitability, financial condition and the planned compensation budget for the Company. The Committee also considers the performance and compensation levels of other companies as more fully set forth under the caption "1999 Compensation". The Committee does not consider these factors by any formula and does not assign specific weight to any given factor. Instead, the Committee applies its collective business judgment to reach a consensus on compensation fair to the Company, its shareholders and its executive officers. Under an executive employment agreement, the basic cash compensation of Mr. Zaino and Ms. Fredette is no less than $275,000 and $225,000 per year, respectively.

     Annual Cash Incentive Compensation

     In addition to basic cash compensation, the Committee, has developed an informal annual cash incentive compensation policy, which is based on corporate profitability, financial condition, the planned compensation budget for the Company and subjective appraisal by the Committee, with the advice of the President, of the executive officer's performance. The Committee does not consider these factors by any formula and does not assign specific weight to any given factor. Instead, the Committee applies its collective business judgment to reach a consensus on incentive compensation that is fair to the Company, its shareholders and its executive officers. All four of the current executive officers of the Company are considered by the Committee to have responsibilities that directly affect corporate performance and profitability and, accordingly, are currently eligible to receive cash incentive compensation. Specific awards are chosen annually by the Committee. To date, the Committee has not awarded cash incentive compensation, except as set forth above. Cash incentive compensation paid to those executive officers named in the Summary Compensation Table wills be reflected in the Table under the caption "Salary."

     Stock-Based Incentive Compensation

     The 1992 Incentive and Nonqualified Stock Option Plan and the 1995 Stock Option Plan for Consultants are is designed to create a common interest between key employees, including executive officers, consultants and shareholders on a long-term basis. Its purpose is to encourage participants to maintain and increase their proprietary interests as shareholders in the Company and to benefit from the long-term performance of the Company. The Committee believes that a close linking of shareholder and key employee interests through the grant of stock options is important to the continuing success of the Company because stock options have no realizable value unless the price of the Common Stock increases. The exercise price of the stock options equals the market price of the Common Stock on the date of grant and the options have a ten year life. The Plan is administered by the Committee, which comprises the Company's Stock Option Committee. The Committee employs the same principles with respect to stock-based incentive compensation as it does with respect to grants of cash incentive compensation.

     1999 Compensation

     The Committee, in determining the 1999 basic cash compensation of the executive officers of the Company, considered the factors described in this Report. Gene Zaino is Chairman of the Board and Chief Executive Officer of the Company and, as such, has the ultimate management responsibility for the strategic direction, performance, operating results and financial condition of the Company, and the execution of corporate policies and procedures. In 1998, Ms. Fredette served as President, Robert M. Skelton served as Vice President-- Corporate Development, General Counsel and Secretary and Walton E. Bell, III served as Chief Financial Officer and Treasurer. As of January 1, 1999, the
1999 basic cash compensation of Mr. Zaino was $163,000 pursuant to his employment agreement with the Company. Effective upon signing of a new employment agreement, as of June 7, 1999, Mr. Zaino's basic cash compensation was increased to $225,000, and as of January 1, 2000, pursuant to his employment agreement, Mr. Zaino receives a base salary of $275,000. In determining the basic cash compensation of Messrs. Zaino, Skelton and Bell and Ms. Fredette, the Committee considered the Company's earnings and other indicia of the Company's financial performance and comparable information for other companies in the Company's peer group. Further, the Committee was aware that no cash incentive compensation payments to such executive officers would be made in 1999 attributable to 1998 performance under the Committee's annual cash incentive compensation policy and of the extent to which outstanding performance-based options under the 1992 Incentive and Nonqualified Stock Option Plan would become exercisable in 1999. In determining the 1999 cash and stock-based incentive compensation for Messrs. Zaino, Skelton and Bell and Ms. Fredette, the Committee considered the 1999 earnings of the Company, other indicia of the Company's financial performance and comparable information for other companies in the Company's peer group. The Committee did not award any cash or stock-based incentive compensation to executive officers for 1999 performance, except as noted above.


                                   /s/ THE COMPENSATION COMMITTEE

                                   Richard Goldstein
                                   Steven Hanau

Performance Graph

                             [GRAPH APPEARS HERE]

Performance Graph

                                                        Per $100
               ntpl          nasdaq        h&p tech                      NTPL         Nasdaq        Chase H&Q Tech.
Dec-94         4.25          751.96          538.63         Dec-94       $100.00      $100.00          $100.00
Dec-95        2.625         1052.13          803.01         Dec-95       $ 61.76      $139.92          $149.08
Dec-96         3.25         1291.03          996.67         Dec-96       $ 76.47      $171.69          $185.04
Dec-97       0.9375         1570.35         1164.75         Dec-97       $ 22.06      $208.83          $216.24
Dec-98       1.0625         2192.69         1809.97         Dec-98       $ 25.00      $291.60          $336.03
             ----------------------
Dec-99       11.125         4069.31         4034.92         Dec-99       $261.76      $541.16          $749.11
             ----------------------

multiplier 23.52941        0.132986        0.185656

The above graph demonstrates a comparison of cumulative total returns based upon an initial investment of $100.00 in the Company's Common Stock as compared with the Chase Hambrecht & Quist Technology Index and the Nasdaq Stock Market-U.S. Index. The stock price performance shown on the graph is not necessarily indicative of future price performance and only reflects the Company's relative stock price on December 30, 1994, December 29, 1995, December 31, 1996, December 31, 1997, December 31, 1998, and December 31, 1999.

THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE `SOLICITING MATERIAL' OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

Auditors

     For the year ending December 31, 1999, Grant Thornton LLP, independent certified public accountants, examined the financial statements of the Company. The Company is proposing that the shareholders ratify the selection of Grant Thornton LLP as the Company's auditors for the year ending December 31, 1999, and that the shareholders approve the appointment of Grant Thornton LLP as the Company's auditors for the year ending December 31, 2000.

     During 1999, there were no disagreements between the Company and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement and to respond to appropriate questions from shareholders.

     As reported on the Company's Form 8-K filed May 21, 1999, on May 14, 1999, KPMG LLP resigned as the Company's independent accountants. According to the Form 8-K, the reports of KPMG LLP on the financial statements for each of the Company's fiscal years ended December 31, 1998 and 1997 did not contain adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Additionally, the Form 8-K stated that in connection with the audits of the Company's consolidated financial statements for each of the two fiscal years ended December 31, 1998 and 1997, and in the interim period subsequent to December 31, 1998, preceding the date of KPMG's resignation, there were no "disagreements" with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which "disagreement" if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the matter in their report.

     As provided by the Company's Form 8-K filed June 2, 1999 (and exhibits thereto), by letter purported to be dated May 13, 1999, delivered to the Company's audit committee by facsimile on May 21, 1999, KPMG advised the Company that KPMG believed that there was a matter involving the Company's internal control structure and its operation that KPMG considered to be a reportable condition under standards established by The American Institute of Certified Public Accountants ("reportable condition"). In the letter dated May 13, 1999, and an ensuing letter addressed to the Securities and Exchange Commission in response to the Company's Item 4 disclosures set forth in the Form 8-K filed May 21, 1999 (such letters filed as Exhibits 16.1 and 16.2, respectively, to the Form 8-K filed June 2, 1999), KPMG stated that the matter referred to a lack of an adequate system of financial reporting, and more specifically, indicated that: (i) during KPMG's audit of the Company's 1998 financial statements KPMG noted that the Company had to seek extensions on several of its required filings with the Securities and Exchange Commission and that the Company had to amend the Forms 10-Q previously filed for the first three quarters of 1998; (ii) KPMG believed that the Company's system of financial reporting was not adequate to enable the Company to report accurate and timely financial information; (iii) KPMG believed that the Company's process for accumulating financial data did not provide management with sufficient time to evaluate the data in an effort to ensure accurate financial reporting, nor to enable the Company to meet financial reporting deadlines in a timely manner; and (iv) KPMG believed that the Company's system of financial reporting did not include a periodic process of evaluating the Company's financial reporting policies in light of significant events or changes in circumstances which might impact those policies.

     As set forth in the Company's Form 8-K filed June 2, 1999, the Company disagreed with KPMG's assertion of a "reportable condition" and furthermore, the Company was of the view that the "reportable condition" described in KPMG's letter did not rise to the level of a "reportable event" as defined in Item 304 of Regulation S-K. Because KPMG resigned before the Company received either letter, neither the Company or its audit committee had an opportunity to discuss the matters with KPMG.

     The reports of the Company's principal accountants on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with its audits for the two most recent fiscal years, there have been no disagreements with the Company's principal accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Company's principal accountants would have caused them to make reference thereto in their report on the financial statements for such years.

     The Company engaged the firm of Grant Thornton LLP, as of November 13, 1999, to act as the Company's independent accountants. The engagement of Grant Thornton LLP was approved by the Company's audit committee and Board of Directors. The Company authorized KPMG LLP to respond fully to any inquiries of Grant Thornton, LLP. The Company has not consulted with Grant Thornton LLP regarding the application of accounting principles as to a specified transaction or the type of opinion that might be rendered on the Company's financial statements or any matter that was either the subject of a disagreement or a reportable event prior to their engagement as the Company's independent accountants.

PROPOSAL I - ELECTION OF TWO (2) MEMBERS OF THE BOARD OF DIRECTORS TO SERVE FOR THREE YEAR TERMS AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

     At the Meeting, two of the six directors of the Company will be elected by the shareholders to serve for three year terms, or until their successors are duly elected and qualify. Unless otherwise specified, all Proxies received will be voted in favor of the election of J. Alan Lindauer, and Pamela Fredette. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, no substitute candidate will be selected and the Proxies will be voted only in favor of those nominees still standing for election. The following table sets forth the ages of the nominees for director and the positions they currently hold with the
Company:

Name                  Age     Class      Position                 Director Since
----                  ---     -----      --------                 --------------
J. Alan Lindauer*      60                Director                   1998

Pamela Fredette        48                President and Director     1999

---------------------
* Mr. Lindauer has been nominated pursuant to the 1998 Private Placement Agreement with Waterside Capital Corporation.


     J. Alan Lindauer became a director of the Company in November 1998. Mr. Lindauer has also been serving as a director of Waterside Capital Corporation since July 1993 and was named as its President and Chief Executive Officer in March 1994. Mr. Lindauer has also served as President of JTL, Inc., since 1986. Also since 1986, Mr. Lindauer has served as a director of Commerce Bank of Virginia. In 1963, Mr. Lindauer started Minute-Man Fuels and managed the Company until 1985. Mr. Lindauer holds a Bachelor of Business Administration in Accounting and a Master of Business Administration from Old Dominion University. He is a Certified Management Consultant.

     Pamela Fredette is currently the President of the Company and became a director of the Company in 1999. Ms. Fredette was the President of Computer Horizon's solutions group, Horizon Consulting, Inc. from December 1995 through January 1999. Ms. Fredette joined Horizons Consulting in 1993 as a practice director, and was soon promoted to Vice President and then Senior Vice President of Solutions Operations. Prior thereto, Ms. Fredette was the founder and owner of two consulting companies, and she has also held management positions for International Paper Company and Prudential Insurance Company. Ms. Fredette received a bachelor's degree in Liberal Arts from Rutgers University and a master's degree in Computer Science from New Jersey Institute of Technology.

Vote Required

     Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Broker non-votes and proxies marked "abstain" will be counted towards a quorum but are not considered votes cast in the election of directors.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL II - TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 SHARES TO 100,000,000 SHARES.


     The Board of Directors is requesting shareholder approval of an amendment to Article Fourth of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 40,000,000 to 100,000,000 shares (the "Charter Amendment"). As of the Record Date, 17,970,687 shares of the Company's Common Stock were issued and outstanding. In addition, the Company has reserved for issuance (i) 4,239,363 shares of the Company's Common Stock, all of which shares have been reserved pursuant to the 1992 Incentive and Nonqualified Stock Option Plan, and (ii) 800,000 shares of the Company's Common Stock, all of which shares have been reserved pursuant to the 1995 Stock Option Plan for Consultants. The Board of Directors has determined that it is advisable and in the best interests of the Company to have additional shares of Common Stock available for issuance. The Board of Directors believes that the proposed increase in the number of shares of Common Stock authorized for issuance is desirable because such an increase will enhance the Company's flexibility in connection with possible future actions by the Company, such as stock splits, stock dividends, financings, acquisitions or actions for other corporate purposes. The Board of Directors does not have any current plans or proposals to issue any portion of the shares to be authorized pursuant to the Charter Amendment. The Board of Directors has approved the adoption of the Charter Amendment, subject to shareholder approval at the Meeting.


     If the Charter Amendment is adopted, the additional shares of Common
Stock authorized for issuance as a result of such amendment may be issued by direction of the Board of Directors at such times, in such amounts, for such consideration, and upon such terms as the Board of Directors may determine, without further approval of the shareholders, unless in any specific instances such approval is expressly required by regulatory agencies or otherwise. Approval of the Charter Amendment by the shareholders could have an anti-takeover effect, because additional shares of Common Stock could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. While it may be deemed to have potential anti-takeover effects, the proposed Charter Amendment is not prompted by any specific effort or takeover threat currently perceived by management, and management does not presently intend to propose other anti-takeover measures. Additional shares could be issued by the Company to persons who might side with the Board of Directors in opposing a takeover bid that the Board determines is not in the best interests of the Company and its shareholders. Such an issuance could diminish the voting power of existing shareholders who favor a change in control, and the ability to issue the shares could discourage an attempt by another person or entity to acquire control of the Company since the issuance of new shares of Common Stock could be used to dilute the stock ownership of such person or entity. The Board of Directors believes that the Charter Amendment would enable the Board of Directors to use its discretion to protect shareholder value.

     In addition, the issuance of additional shares of Common Stock would dilute the existing shareholders' equity interest in the Company. Shareholders of the Company have no preemptive rights to purchase additional shares. The Board of Directors would carefully consider the potential benefits and detriments should it contemplate any dilutive issuance of stock.

Vote Required

     The affirmative vote of at least a majority of the shares of Common Stock entitled to vote on this proposal at the Meeting cast, in person or by proxy, is required for approval of the Charter Amendment. Broker non-votes and proxies marked "abstain" with respect to this proposal will be counted towards a quorum but are not considered votes cast.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCREASE IN THE NUMBER OF AUTHORIZED COMMON STOCK FROM 40,000,000 SHARES TO 100,000,000 SHARES.

PROPOSAL III -- TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S AUDITORS FOR THE YEAR ENDED DECEMBER 31, 1999, AND TO APPROVE THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

     The management of the Company selected Grant Thornton LLP as the Company's independent auditors to audit the books, records and accounts of the Company for the fiscal year ended December 31, 1999. In addition, the Company has selected Grant Thornton LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

     The affirmative vote of the holders of a majority of the Company's Common Stock represented and voting at the Meeting will ratify the selection of Grant Thornton LLP for the fiscal year ended December 31, 1999 and approve and ratify the selection of Grant Thornton LLP for the fiscal year ending December 31, 2000.

     A representative of Grant Thornton LLP is expected to be present at the Meeting. The representative will have the opportunity to make a statement and will be available to answer questions from shareholders.

Vote Required

     The affirmative vote of a majority of the votes cast, in person or by proxy, is required for the ratification and approval of Grant Thornton LLP as the Company's independent auditors for the fiscal years ending December 31, 1999 and 2000. Broker non-votes and proxies marked "abstain" with respect to this proposal will be counted towards a quorum but are not considered votes cast.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF GRANT THORNTON LLP AS THE COMPANY'S AUDITORS FOR THE YEAR ENDED DECEMBER 31, 1999 AND APPROVING AND RATIFYING THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

PROPOSAL IV - TO APPROVE THE ISSUANCE OF THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SERIES D PREFERRED STOCK AND RELATED WARRANTS

Board Approval of the Series D Preferred Stock Private Placement

     During the first quarter of 2000, the Company required additional working capital for current and prospective operations. The Company explored a number of possibilities, but ultimately determined that a private placement transaction whereby the Company would issue preferred stock which was convertible into Common Stock at a fixed conversion price, subject to certain adjustments, and related warrants would be the best alternative to raise the working capital it required. The securities that the Board ultimately decided to approve were a new series of convertible preferred stock designated as the Series D Convertible Preferred Stock (the "Series D Preferred Stock") and related warrants to be issued to certain institutional investors pursuant to a certain Securities Purchase Agreement, dated March 28, 2000, by and among the Company, HFTP Investment L.L.C., Fisher Capital Ltd., and Wingate Capital Ltd. (the "Securities Purchase Agreement"). Among other things, the Board considered primarily the economic terms of the proposed transaction, namely, the amount of funds which could be raised, whether the securities were a debt or equity instruments, any required dividends, whether or not the securities were convertible and if so, the conversion provisions. The Board also considered the risk factors associated with securities with a conversion formula, registration obligations, Nasdaq requirements, and the possible triggering of penalty and redemption provisions in certain circumstances. In the final analysis, the Board decided that considering the Company's operating and financial situation, the risk factors did not outweigh the benefits of the funding to be secured by the issuance of the Series D Preferred Stock and related warrants.

Nasdaq Rules; Shareholder Approval Pursuant to Securities Purchase Agreement; and Consequences of Failure to Obtain Shareholder Approval

     Under Nasdaq rules, as a condition of continued listing, the Company is required to obtain shareholder approval of the sale or issuance of Common Stock (or securities convertible into Common Stock) by the Company equal to 20% or more of the Common Stock before the issuance at a price less than the greater of book or market value (the "Nasdaq 20% Rule"). Shareholder approval is also required in connection with transactions which are deemed to be a "change in control" under Nasdaq rules. Although the Company does not believe that the issuance of the Series D Preferred Stock constitutes a "change in control," if the transaction were to be so construed, the approval being sought would also be effective to satisfy that Nasdaq requirement. In addition, the Company agreed with the purchasers of the Series D Preferred Stock to use its best efforts to solicit its shareholders' approval of such sale or issuance of Common Stock if the number of shares of Common Stock into which the Series D Preferred Stock could be converted and the related warrants exercised equals or exceeds 15% of the number of shares of Common Stock issued and outstanding immediately prior to the closing date with respect to the purchase and sale of the Series D Preferred Stock.

     Due to the decline in the market price of the Common Stock and because the Series D Preferred Stock is convertible into Common Stock at a rate based upon 120% of the average of the dollar volume-weighted average prices of the Common Stock on the Nasdaq Small Cap Market for the 30 consecutive trading days beginning on and including April 4, 2000, which was $5.87 per share, the number of shares of Common Stock that the Company shall be required to issue upon conversion of the Series D Preferred Stock and exercise of the related warrants exceeds 15%. Furthermore, upon the issuance of the additional shares of Series D Preferred Stock and related additional warrants pursuant to the occurrence of a Call Trigger Date (as defined and further explained in "Additional Information About the Series D Preferred Stock and Warrants" below) the Company may be required to issue 20% or more of the shares of Common Stock outstanding on the date of the issuance of the Series D Preferred Stock and at prices less than the greater of book or market value at the time of the issuance ($11.8125 per share). The terms of the Series D Preferred Stock and the related warrants (as more fully described below) provide that shares of Common Stock issuable upon conversion of the Series D Preferred Stock and exercise of the related warrants may not be issued if such issuance would violate Nasdaq rules (i.e., issuances of Common Stock in excess of approximately 3,557,771 shares without shareholder approval--which represents approximately 19.99% of the Company's outstanding Common Stock on the date of issuance). Thus, upon approval of the proposal, the Company may be required to issue shares of Common Stock equal to 20% or more of the shares of Common Stock outstanding on the date of issuance. If the Company does not obtain shareholder approval and is not obligated to issue shares pursuant to the Certificate of Amendment of the Company's Certificate of Incorporation (filed in connection with the Securities Purchase Agreement), the Company will be required to redeem all or a portion of the Series D Preferred Stock if requested by the holders of the Series D Preferred Stock. If the Company fails to redeem any Series D Preferred Stock as requested, the holders of at least two-thirds of the outstanding Series D Preferred Stock have the right to require that the Company voluntarily delist its shares of Common Stock from the Nasdaq Stock Market. In that event, trading in the Company's shares would likely decrease substantially, and the price of the Common Stock may decline.

     Further, the holders could argue that failure to obtain such shareholder approval was a breach of the Company's obligations under the operative transaction documents which had a Material Adverse Effect (as defined in the Securities Purchase Agreement). If such an argument were successful, the Company may be obligated to redeem all of the outstanding shares of Series D Preferred Stock without regard to whether or not the Company was able to issue any additional shares of Common Stock. If the Company is required to redeem all of the shares of Series D Preferred Stock submitted for redemption within five business days, the holders can attempt to require the Company to redeem those shares it is able to redeem and have the Company pay interest to the holders on any shares which were not redeemed as required at 2.0% per month.

Vote Required

     The proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of Common Stock. Broker non-votes and proxies marked "abstain" with respect to this proposal will be counted towards a quorum but are not considered votes cast.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE SERIES D PREFERRED STOCK PROPOSAL.


  SUMMARY OF TRANSACTION TERMS PURSUANT TO THE SECURITIES PURCHASE AGREEMENT

     The following is a summary of the material terms of the Series D Preferred Stock, which terms are qualified in their entirety by reference to the full text of the underlying documents which are filed as exhibits to the Form 8-K of the Company filed on April 3, 2000 (the "Form 8-K"), such documents can also be obtained from the Secretary of the Company at the Company's principal office set forth above. The underlying documents for the Series D Preferred Stock are a Securities Purchase Agreement, Certificate of Amendment of the Certificate of Incorporation of The Netplex Group, Inc. relating to the Series D Preferred Stock (the "Certificate of Amendment"), and a certain Registration Rights Agreement, all filed as exhibits to the Form 8-K. In addition, a Form of Warrant is also filed as an exhibit to the Form 8-K.

     As described above, the Company entered into a Securities Purchase Agreement dated March 28, 2000 pursuant to which the Company agreed to issue from time to time shares of Series D Preferred Stock and related warrants to purchase Common Stock. The purchasers represented to the Company that they were "accredited investors." None of the purchasers represented that it was an affiliate of the Company. None of the purchasers are an officer or director of the Company.

Series D Preferred Stock

GENERAL

     On March 29, 2000, the Company issued 10,000 shares of its Series D Convertible Preferred Stock, $1,000 stated value per share (sometimes, the "Initial Series D Preferred Stock), and warrants to purchase 1,165,644 shares of Common Stock with a current warrant exercise price of $5.87 per share in a private placement to institutional investors. The net proceeds of the offering, after expenses, were approximately $9.5 million.

     The terms of the Series D Preferred Stock included in this Proxy Statement are complex and are only briefly summarized herein. To obtain further information concerning the rights, preferences and terms of the Series D Preferred Stock, please refer to the full description contained in the Company's current report on Form 8-K and exhibits filed with the Securities Exchange Commission on April 3, 2000.

DIVIDENDS

     The Series D Preferred Stock carry a dividend rate of 7% per annum, payable quarterly or upon conversion or redemption. At the Company's option, the quarterly dividend may be paid in cash or shares of Common Stock, subject to satisfaction of certain conditions described below. If the Company chooses to pay dividends in shares of Common Stock, the number of shares to be issued in payment of the dividend on each share of the Series D Preferred Stock will be equal to the accrued dividends (plus any unpaid default interest) divided by the applicable conversion price as described below.

     The applicable conversion price will be equal to the average of the closing sale prices for the Common Stock on each of the 10 consecutive trading days immediately preceding the date of determination. For example, if the Company had elected to pay dividends in shares of Common Stock on May 19, 2000, the average of the closing sale prices for the Common Stock on each of the 10 consecutive trading days immediately preceding May 19, 2000 was $3.46 per share, and the Company would have been required to issue 2.8268 shares of Common Stock in lieu of a cash dividend on each share of Series D Preferred Stock (an aggregate of 28,268 shares based on 10,000 shares of Series D Preferred Stock issued and outstanding), calculated as follows, where N represents the number of days since the issuance of the shares (in this case N is 51 days):

                         (0.07) (N/365) ($1,000)  = 2.8268
                         -----------------------
                                  $3.46

     The Company will not have the right to pay dividends in shares of Common Stock if a triggering event (as defined in Section 3(b) of the Certificate of Amendment of the Certificate of Incorporation of the Netplex Group, Inc. relating to the Series D Preferred Stock) has occurred and is continuing or the registration statement covering the shares of Common Stock underlying the Series D Preferred Stock is not effective and available for resale of all shares required to be registered. Triggering events include the following:

            -- the failure of an applicable registration statement to be declared effective by the SEC on or prior to the date required by the terms of the Registration Rights Agreement (which was filed as an exhibit to the Report on Form 8-K the Company filed on April 3, 2000);

            -- if while such registration statement is required to be maintained effective, the effectiveness of the registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the preferred shares for sale of all shares to be registered, in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

            -- the suspension or delisting from trading of the Company's Common Stock on the Nasdaq SmallCap Market, the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange for a period of at least five consecutive trading days or for more than 10 trading days in any 365-day period;

            -- Company notice to any holder of Series D Preferred Stock of the Company's intent not to comply with a request for conversion tendered in accordance with the terms of the Series D Preferred Stock;

            -- the Company's failure to issue shares of Common Stock upon conversion prior to the 10th business day after the required date of delivery;

            -- the Company's failure to issue shares of Common Stock after a proper request from a holder of the Series D Preferred Stock due to the Company's compliance with the limitation on the number of shares the Company may issue in accordance with the applicable rules of the Nasdaq SmallCap Market; or

            -- the breach of any representation, warranty, covenant or other term or condition of the documents governing the issuance of the Series D Preferred Stock unless the breach would not have a material adverse effect or in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least 20 days.

MATURITY DATE

     The Initial Series D Preferred Stock matures on March 29, 2002, subject to extension in certain circumstances, at which time the Initial Series D Preferred Stock may be redeemed at the Company's option. If the Company elects to redeem any Initial Series D Preferred Stock outstanding on March 29, 2002, the amount required to be paid will be equal to the liquidation preference of the Series D Preferred Stock, which equals the price originally paid for such shares plus "accretion" (as defined below). If any shares of Initial Series D Preferred Stock remain outstanding on the date which is 45 business days after March 29, 2002, the Company will be required to convert such preferred stock and issue shares in an amount determined by dividing the sum of $1,000 plus accretion by the applicable conversion price. The applicable conversion price at such time will be 95% of the dollar volume-weighted average price of the Common Stock on the date which is 45 business days after March 29, 2002. "Accretion" equals (.07)(N/365)($1,000), where N is the number of days between March 29, 2000 (in the event no dividends have been paid on shares of the Initial Series D Preferred Stock as of the date of determination) and the date of determination, plus any unpaid default interest.

     During the period beginning on and including the date which is two business days after March 29, 2002 and ending on and including the date which is 45 business days after

March 29, 2002, no holder of Series D Preferred Stock shall be entitled to sell a number of shares of Common Stock issued pursuant to the conversion of such preferred stock in excess of the greater of:

     (I)  the product of:

          . the result of (i) the aggregate conversion amount of all such shares of Series D Preferred Stock held by such holder on the date which is two business days after March 29, 2002, divided by (ii) 95% of the lowest dollar volume-weighted average price of the Common Stock during the period beginning on and including the date which is two business days after March 29, 2002 and ending on and including the date as of which the determination is being made, multiplied by

          . the result of (X) the number of business days during the period beginning on and including the date which is two business days after March 29, 2002 and ending on and including the date as of which the determination is being made, divided by (Y) 45, and

     (II) 15% of the daily trading volume for the Common Stock on such date of determination, multiplied by (w) the result of (A) the number of shares of Series D Preferred Stock purchased by such holder on March 29, 2000, divided by (B) the total number of shares of Series D Preferred Stock purchased on March 29, 2000.

CONVERSION

     The number of shares of Common Stock to be issued upon conversion of a share of Initial Series D Preferred Stock is determined by dividing the sum of $1,000 (the amount paid for that share), plus accretion, by $5.87 (the conversion price, which is subject to adjustment upon the occurrence of certain events). The conversion price of $5.87 is the result of 120% of the average of the dollar volume-weighted average prices of the Common Stock for the 30 consecutive trading days beginning on and including April 4, 2000.

     The conversion rate for the Series D Preferred Stock will be reduced (and the Company will be obligated to pay certain cash damages) if the Company fails to deliver shares of Common Stock within 12 business days after being notified of conversion of the Series D Preferred Stock and the holder exercises its right to void its conversion notice. In such case, the conversion price will be reduced to the lesser of (i) the conversion price then in effect or (ii) the lowest closing sale price during the period beginning on the conversion date and ending on the date such holder voided its conversion notice. The Series D Preferred Stock (and the related warrants) also contain anti-dilution protection which adjusts the conversion rate of the Series D Preferred Stock (and the exercise price of the warrants) in the event the Company is deemed to have issued Common Stock at a price less than the conversion rate then in effect (in the case of the Series D Preferred Stock) or the exercise price (in the case of the warrants), subject to certain exceptions.

     The Company is not obligated to issue any shares of Common Stock upon conversion of the Series D Preferred Stock if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Series D Preferred Stock without breaching its obligations under the rules or regulations of the Nasdaq SmallCap Market, except that such limitation shall not apply in the event that the Company (a) obtains shareholder approval as required by the applicable rules of the Nasdaq SmallCap Market for issuances of Common Stock in excess of such amount or (b) obtains a written opinion from its outside counsel that such approval is not required, which opinion must be reasonably satisfactory to the holders of at least two-thirds (2/3) of the Series D Preferred Stock then outstanding. Until such approval or written opinion is obtained, no holder of Series D Preferred Stock will be issued, upon conversion of such preferred stock, shares of Common Stock in an amount greater than the product of (i) the amount of the limitation described above multiplied by (ii) a fraction, the numerator of which is the number of shares of Series D Preferred Stock issued to such holder on March 29, 2000 and the denominator of which is the aggregate amount of all shares of Series D Preferred Stock issued to the holders on March 29, 2000.

     In addition, no holder may convert any Series D Preferred Stock exceeding the number of shares which, upon giving effect to such conversion, would cause the holder's beneficial ownership to exceed 4.99% of the Common Stock then outstanding (excluding any shares of Common Stock underlying Series D Preferred Stock that have not been converted and warrants that have not been exercised).

REDEMPTION

     If a triggering event as described under "Series D Preferred Stock - Dividends" occurs, the holders of the Series D Preferred Stock will have the right to require the Company to redeem all or a portion of any outstanding shares of Series D Preferred Stock for cash. The redemption price in such a case is the greater of:

          (I) 125% of the price paid for the shares of Series D Preferred Stock plus accretion, and

          (II) the product of:


               . the quotient obtained by dividing (A) the price paid for the shares of Series D Preferred Stock plus accretion and (B) the applicable conversion price in effect at such time the holder delivers a notice of redemption and

               . the closing sale price of the Common Stock on the trading day immediately before the day of the happening of the event that gives the holders the right to redeem.


The holders also may redeem the Series D Preferred Stock upon a change of control of the

Company at a redemption price equal to the greater of:

          (I) 125% of the price paid for the shares of Series D Preferred Stock plus accretion, and

          (II) the product of:


               . the quotient obtained by dividing (A) the price paid for the shares of Series D Preferred Stock plus accretion and (B) the applicable conversion price in effect at such time the holder delivers a notice of redemption and

               . the average closing sales price of the Common Stock during the five trading days immediately preceding the date the holders give notice of their election to redeem upon change of control.


LIQUIDATION PREFERENCE

     In the event of liquidation of the Company, the holders of the Series D Preferred Stock will be entitled to a liquidation preference before any amounts are paid to the holders of any of the Company's capital stock of any class junior in rank to the Series D Preferred Stock. The liquidation preference is equal to the amount originally paid for the shares of Series D Preferred Stock, or $1,000 per share, plus accretion on any outstanding shares of Series D Preferred Stock.

WARRANTS

     In connection with the sale of the Initial Series D Preferred Stock, the Company issued warrants to purchase up to 1,165,644 shares of Common Stock, which is based on the product of 10,000 multiplied by the result of (A) $570, divided by (B) the average of the dollar volume-weighted average price of the Common Stock on the Nasdaq SmallCap Market for the 30 trading days after April 3, 2000 ($4.89 per share), exercisable at the price of $5.87 per share, which represents 120% of the dollar volume-weighted average price for the Common Stock on the Nasdaq SmallCap Market for the 30 consecutive trading days beginning on and including April 3, 2000. These warrants expire on March 29, 2003. The exercise price and number of shares that may be purchased upon exercise of the warrants are subject to adjustment upon the occurrence of certain dilution events. The Company intends to use the proceeds, if the warrants are exercised, for working capital and general corporate purposes.

VOTING RIGHTS

     Other than as required by law, the holders of the Series D Preferred Stock have no voting rights except that the consent of holders of at least two-thirds of the outstanding shares of Series D Preferred Stock will be required to effect any change in the Company's Certificate of Incorporation that would change any of the rights of the shares of Series D

Preferred Stock.

ADDITIONAL INFORMATION ABOUT THE COMPANY'S SERIES D PREFERRED STOCK AND WARRANTS

     In certain circumstances, the holders of the Initial Series D Preferred Stock may have the right to purchase and the Company may be required to sell additional Series D Preferred Stock and warrants. At any time during the period beginning on and including the Call Trigger Date (as defined below) and ending on and including the date which is 2 years after the Call Trigger Date, the holders of the Initial Series D Preferred Stock will be able to purchase an aggregate of 5,000 additional shares of Series D Preferred Stock and related warrants for Common Stock at a purchase price of $1,000 per share of Series D Preferred Stock. "Call Trigger Date" shall mean:

     (I)  the earlier of:

          . the date the Company files its Form 10-Q for the three months ended June 30, 2000, if such Form 10-Q does not disclose that on or before August 1, 2000 it (x) consummated the Subsequent Financing (as defined below), and (y) obtained a new credit facility with a bank providing immediately available funds of at least $5,000,000 on commercially reasonable terms (the "Credit Facility") or

          . August 14, 2000, if the Company fails to file its Form 10-Q for the three months ended June 30, 2000 on or before August 14, 2000, unless the Company has publicly disclosed prior to August 14, 2000 that on or before August 1, 2000 it (x) consummated the Subsequent Financing and (y) obtained the Credit Facility, or

     (II) any date subsequent to (y) the date the Company files its Form 10-Q for the three months ended June 30, 2000 or (z) August 14, 2000 if the Company fails to file such Form 10-Q on or before August 14, 2000, on which the Company publicly discloses that the Credit Facility is not effective and available, or a new credit facility with a bank which has terms which are no less favorable to the Company than, and for an amount not less than, the Credit Facility is not effective and available.

"Subsequent Financing" means the sale by the Company of shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock which (i) includes net proceeds to the Company of at least $5,000,000 at the time such offering is consummated, (ii) is classified as equity under U.S. Generally Accepted Accounting Principles, (iii) does not include or involve, directly or indirectly, the exercise, conversion or exchange of any securities or rights outstanding on March 28, 2000, and (iv) is not pursuant to any agreement entered into by the Company prior to March 28, 2000 nor any amendment to any such agreement.

     In the event the holders of Initial Series D Preferred Stock purchase additional shares of Series D Preferred Stock as discussed in the preceding paragraph, it shall be on terms substantially similar to those described above, except for a maturity date which is two years after the issuance of such securities, and the applicable conversion price for the additional shares of Series D Preferred Stock shall be 120% of the average of the dollar volume-weighted average prices of the Common Stock for the 15 consecutive trading days beginning on and including the first trading day after the Call Trigger Date. In addition, if the holders of the Initial Series D Preferred Stock purchase additional shares of Series D Preferred Stock, the holders of the Initial Series D Preferred Stock shall receive for each additional share of Series D Preferred Stock purchased, warrants to purchase shares of Common Stock equal to the result of (a) $570, divided by (b) the average of the dollar volume-weighted average prices of the Common Stock for the 15 consecutive trading days beginning on and including the first trading day after the Call Trigger Date. All future warrants to be issued upon the purchase of additional Series D Preferred Stock by the holders of the Initial Series D Preferred Stock will be exercisable for Common Stock at an exercise price of 120% of the average of the dollar volume-weighted average prices of the Common Stock for the 15 consecutive trading days beginning on and including the first trading day after the Call Trigger Date. Any additional warrants will be exercisable until three years from the date such warrants are issued.

OTHER MATTERS

     Until the date which is 271 days after the closing of the Initial Series D Preferred Stock purchase and sale, subject to certain exceptions, the Company may not negotiate or contract with any party for any equity financing or issue any equity securities or securities convertible or exchangeable into or for equity securities in any form unless the Company has first delivered to each holder of Series D Preferred Stock a written notice describing the proposed transaction, and providing each holder an option to purchase a certain participation percentage (equal to 75% of its pro rata portion of Series D Preferred Stock (based on the number of shares of Initial Series D Preferred Stock issued to each holder in relation to the total number of shares of Initial Series D Preferred Stock issued to all holders)) of the securities to be issued in such transaction.

RISKS ASSOCIATED WITH SERIES D PREFERRED STOCK CONVERSIONS

     In connection with the Series D Preferred Stock, the following risks are associated with Series D Preferred Stock conversions:

  . to the extent that Common Stock received upon conversion is sold into the market, and disregarding the manner in which such shares are sold as well as any other factors such as reactions to the Company's operating results and general market conditions which may be operative in the market at such time, such sales may cause a decrease in the market price of the Common Stock;

  . short sales of the Common Stock may be attracted by or accompany conversions and sales of Common Stock from conversions, which sales in the aggregate could cause downward pressure upon the price of the Common Stock, excluding the effect of other market factors possibly operative at the time; and

  . conversions of the Series D Preferred Stock may result in substantial dilution of the interests of the other holders of Common Stock. In this regard, the ownership limitation which prohibits the purchasers from owning more than 4.99% of the Common Stock of the Company only applies to shares of Common Stock held at one time and does not prevent purchasers from converting and selling some of their holdings and then later converting the rest of their holdings.

     In addition, the Company's Common Stock could be delisted by Nasdaq if either: (i) the Company's stock price decreases below the $1 minimum bid price as required by Nasdaq or the Company otherwise fails to satisfy the minimum listing requirements of Nasdaq, including tangible net worth requirements. In such an event, should such a delisting extend for five or more consecutive trading days, a triggering event, as described in "Dividends" and "Redemption" above, would occur and the holders of the Series D Preferred Stock could require the Company to redeem the outstanding shares of Series D Preferred Stock.


Registration of Shares; Possible Adjustment of Conversion Price and Exercise
Price

     In accordance with the terms of a Registration Rights Agreement with the holders of the Initial Series D Preferred Stock, the Company has agreed to register the resale of 175% of the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock, determined as if the Series D Preferred Stock were converted in full at the assumed conversion price of $5.87 per share, plus 175% of the number of shares of Common Stock issuable in lieu of cash dividends payable on the Series D Preferred Stock, plus 175% of the number of shares of Common Stock issuable upon exercise of the related warrants. The Company agreed to use its best efforts to have the registration statement declared effective by the Securities and Exchange Commission ("SEC") as soon as practible, but in no event later than 120 days after the initial closing.

     Pursuant to the Registration Rights Agreement, the Company has also agreed to prepare additional registration statements (as necessary) covering the resale of all of the additional common stock issuable upon conversion and/or exercise of the additional Series D Preferred Stock and related warrants issued to the holders of the Initial Series D Preferred Stock. The Company must file such additional registration statements within 30 days after the applicable closing relating to the purchase of additional Series D Preferred Stock and related warrants. Each additional registration statement prepared pursuant to the purchase of such additional shares and warrants must register for resale at least 175% of the number of shares of Common Stock issuable upon conversion and/or exercise of the additional Series D Preferred Stock and related warrants. The Company must use its best efforts to cause such additional registration statement(s) to be declared effective by the SEC no later than the date which is 120 days after the applicable closing of the purchase of such additional shares and warrants.

Other Terms Relating to the Series D Preferred Stock

     The transaction documents relating to the Series D Preferred Stock also contain certain other representations, warranties, agreements, and indemnification obligations of the Company. These include, among other things, the obligation of the Company to hold a shareholders meeting on or before the earlier to occur of:
(a) the date which is 60 days after the proxy statement triggering date (the first date after March 28, 2000, on which the sum of the Common Stock issued upon conversion of any of the shares of the Series D Preferred Stock, Common Stock issued upon exercise of the related warrants, and the issuance of Common Stock upon conversion of the additional shares of Series D Preferred Stock and exercise of related additional warrants (pursuant to the occurrence of a Call Trigger Date) equals or exceeds 15% of the number of shares of Common Stock issued and outstanding immediately prior to the closing date with respect to the purchase and sale of the Series D Preferred Stock and (b) June 30, 2001, where it includes a proposal recommending the approval of the issuance of the Series D Preferred Stock and the warrants. If the Company fails to hold such meeting by the required deadline, it will be subject to certain liquidated damages as set forth in the Securities Purchase Agreement. The operative agreements also contain provisions which (i) prohibit the Company from redeeming any of its Common Stock, paying any cash dividends on its Common Stock, and making certain distributions on its Common Stock without prior express written consent of the holders of not less than two-thirds of the then outstanding Series D Preferred Stock, (ii) limit the ability of the Company to issue any senior preferred stock without prior express written consent of the holders of not less than two-thirds of the then outstanding Series D Preferred Stock, and (iii) limit the Company from entering into certain related party transactions.

     The shares of Series D Preferred Stock are also subject to antidilution provisions which are triggered in the event of certain stock splits, recapitalizations, or other dilutive transactions, as well as issuances of Common Stock at a price below the market price or the applicable conversion price in effect, or the issuance of warrants, options, rights, or convertible securities which have an exercise price or conversion price less than the market price on the date of issuance or the applicable conversion price, other than for certain previously outstanding securities and certain "excluded securities" (as defined in the Certificate of Amendment).

Placement Agent Compensation

     The placement agent for the Series D Preferred Stock was J.C. Bradford & Co., LLC ("J.C. Bradford"). J.C. Bradford received a placement fee equal to 5% of the funds raised. The placement agent will be able to retain its fees whether or not shareholder approval sought hereby is obtained.

Use of Proceeds

     The aggregate gross proceeds received by the Company from the issuance of the shares of Series D Preferred Stock and related warrants was $10,000,000. The net proceeds of the Series D Preferred Stock will be used for working capital purposes.

Interests of Certain Persons

     None of the investors in the Series D Preferred Stock transactions is a director, executive officer or, based upon representations to the Company by such investors, a five percent or greater shareholder of the Company or an affiliate of any such person or entity.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of change in ownership of Common Stock of the Company. The same persons are also required by Commission regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the fiscal year ended December 31, 1999, compliance was made with all Section 16(a) filing requirements applicable to the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities.

                             SHAREHOLDER PROPOSALS

     From time to time, shareholders of the Company submit proposals which they believe should be voted upon at a meeting of shareholders or nominate persons for election to the Board of Directors. The persons named in the accompanying Proxy shall vote in their discretion with respect to any matter that may properly be brought before the Meeting.

     Pursuant to applicable rules under the Exchange Act, shareholder proposals may be eligible for inclusion in the Company's 2001 Proxy Statement. Any such shareholder proposals must be submitted in writing to the Secretary of the Company no later than February 7, 2001. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regards to the detailed requirements of such securities rules. It is suggested that proposals be forwarded by certified mail, return receipt requested.

     Shares of Common Stock represented by Proxies held by persons designated by the Board of Directors shall vote in their discretion with respect to any matter that may properly be brought before the 2001 Annual Meeting about which notice was not received by the Company on or before April 23, 2001 unless the Company announces another date.

                                 OTHER MATTERS

     At the date hereof, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the Meeting. If other matters come before the Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

                                 ANNUAL REPORT

          All shareholders of record as of May 12, 2000 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. The Form 10-K contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1999.


                              By Order of the Board of Directors,



                              Robert M. Skelton
                              Secretary

Dated: June 4, 2000

                              FORM OF PROXY CARD
                              ------------------


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR
            DIRECTORS LISTED BELOW AND "FOR" PROPOSALS 2 THROUGH 5


1. The election of two (2) members of the Board of Directors of the persons listed below to serve for three year terms or until their successors have been duly elected and qualified:

     FOR all nominees listed      WITHHOLD AUTHORITY
     Below (except as marked      to vote for all nominees
     To the contrary below)       listed below

Nominees:

Pamela Fredette and J. Alan Lindauer

(Instruction: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)


2. To approve an amendment to the Certificate of Incorporation of the Company, as previously amended, to increase the number of authorized shares of common stock of the Company, par value $.001 per share from 40,000,000 shares to 100,000,000 shares.


3. To ratify the selection of Grant Thornton LLP as the Company's auditors for the year ending December 31, 1999 and to approve the selection of Grant Thornton LLP as the Company's auditors for the year ending December 31, 2000.


4. To approve the issuance of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock and Related Warrants.

5. The approval of a proposal to transact such other business as may properly be brought before the Meeting or any adjournment thereof.



SIGNATURE(S) ________________________________________ Date______________________

Please sign exactly as your name appears on the certificate or certificates representing shares to be voted by this proxy. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If the signer is a corporation, the full corporate name should be signed by a duly authorized officer.

                  REVOCABLE PROXY - THE NETPLEX GROUP, INC.
            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
                       THE ANNUAL MEETING OF SHREHOLDERS

     The undersigned hereby appoints Gene Zaino and Robert Skelton, and each of them, proxies, with full powers of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock, $.001 par value, (the "Common Stock"), of The Netplex Group, Inc. (the "Company" or "Netplex"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting") and any adjournment thereof. The Annual Meeting will be held at The Executive Conference Center, 8201 Greensboro Drive, Conference Room 3, McLean, Virginia 22102, on June 30, 2000, at 10:00a.m., local time.

     The shares represented by this proxy will be voted as directed by the undersigned. IF NO INSTRUCTIONS ARE SPECIFIED, THE UNDERSIGNED'S VOTE WILL BE CAST "FOR" THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS PRESENTED AT THE ANNUAL MEETING. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

     The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company wither a written revocation of the proxy or a duly elected proxy bearing a later date, or by appearing at the Annual Meeting and voting the shares subject to the proxy by written ballot.

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.